NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLICK COMMERCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee	paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CLICK COMMERCE, INC.
200 East Randolph Drive
Suite 4900
Chicago, Illinois 60601
(312) 482-9006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 9, 2002

Notice is hereby given that the 2002 Annual Meeting of Shareholders (the “Annual Meeting”) of Click Commerce, Inc. (the “Company”) will be held on May 9, 2002 at the Mid-America Club, 200 East Randolph Drive, Chicago, Illinois at 9:00 a.m. Central Daylight Time, for the following purposes:

1.	To elect Class II directors to a three-year term;

2.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2002 fiscal year; and

3.	To consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 25, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By	order of the Board of Directors

Da	vid S. Stone
Secretary

All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage pre-paid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

PROXY STATEMENT

FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2002

Information Concerning Solicitation and Voting

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Click Commerce, Inc., a Delaware corporation (the “Company”), for use at the 2002 Annual Meeting of Shareholders to be held on May 9, 2002 (the “Annual Meeting”) at 9:00 a.m., Central Daylight Time, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Mid-America Club, 200 East Randolph Drive, Chicago, Illinois. This proxy statement and accompanying proxy card were mailed on or about April 9, 2002 to all shareholders entitled to vote at the Annual Meeting.

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. Brokers and other nominees who held common stock of the Company at the close of business on March 25, 2002 (the “Record Date”) will be asked to contact the beneficial owners of the shares which they hold to send proxy materials to and obtain proxies from such beneficial owners.

Voting Rights and Outstanding Shares

Only holders of record of the Company’s Common Stock, par value $.001 per share (the “Common Stock”) at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 40,289,526 shares of Common Stock outstanding and entitled to a vote. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. The presence in person or by proxy of shareholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting, including shares represented by proxies that reflect abstentions, shall constitute a quorum. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. In the election for the Class II directors, the three nominees receiving the highest number of “FOR” votes will be elected to the Board. All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. An abstention as to any matter, when passage required the vote of a majority of the votes entitled to be cast at the Annual Meeting, will have the effect of a vote “AGAINST.” Broker non-votes (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will not be considered as they are not entitled to vote, and will not be counted for any purpose in determining whether a matter has been approved.

If there is not a quorum at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Annual Meeting until such time as there is a quorum. The Annual Meeting may be reconvened without notice to shareholders, other than an announcement at the prior adjournment of the Annual Meeting, within 30 days after the Record Date, and a quorum must be present at such reconvened meeting.

Representatives of Computershare Investor Services LLC, the Company’s transfer agent, will tabulate the votes and act as the inspector of the election at the Annual Meeting.

If a proxy in the form enclosed is duly executed, dated and returned, and it has not been revoked in accordance with the instructions set forth therein, the shares of Common Stock represented thereby will be voted by Michael W. Ferro, Jr. and Rebecca S. Maskey, the Board’s proxy agents for the Annual Meeting, in accordance with the specifications made thereon by the shareholder. If no such specifications are made, such proxy will be voted (i) for the election of the three nominees for director to the Board for terms expiring in 2005; (ii) for the ratification of the appointment of KPMG LLP as the Company’s independent auditors; and (iii) at the discretion of Mr. Ferro and Ms. Maskey, with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. If for any unforeseen reason, any of the Company’s nominees is not available as a candidate for director, the two proxy holders will vote the shareholder proxies for such other candidate or candidates as may be nominated by the Board. Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing at the meeting. The Company requests that all such written notices of revocation to the Company be addressed to Rebecca S. Maskey, Click Commerce, Inc., 200 East Randolph Drive, Suite 4900, Chicago, Illinois 60601.

BOARD STRUCTURE AND COMPENSATION

The Board is divided into three classes serving staggered three-year terms. The Board has eleven directors and the following four committees: (1) Audit, (2) Human Resources and Compensation, (3) Governance and (4) Executive. Committee membership during the 2001 fiscal year and the function of each committee are described below. During the 2001 fiscal year, the Board held eleven meetings and took one action by written consent. During the 2001 fiscal year, the Audit Committee held seven meetings, the Human Resources and Compensation Committee held three meetings, the Governance Committee held two meetings and the Executive Committee held one meeting. Each director attended at least 75% of all Board meetings and applicable committee meetings, except for Gregg G. Hartemayer and Jerry Murdock.

	Audit Committee	Human Resources and Compensation Committee	Governance Committee	Executive Committee
Non-Employee Directors:
Dr. Michael Hammer			X
Gregg G. Hartemayer(1)			X
Emmanuel A. Kampouris	X	*		X
Peter N. Larson		X	*	X
Andrew J. McKenna(2)	X			X
Jerry Murdock
John F. Sandner(3)	X
Leslie D. Shroyer		X
Edwina D. Woodbury	*			X
Employee Directors:
William M. Conroy(4)
Michael W. Ferro, Jr.				*

X =	Committee member; * = Chairperson
(1)	As a result of a change in policy by Accenture LTD, of which Mr. Hartemayer is a partner, Mr. Hartemayer will not stand for re-election to the Board.
(2)	Elected to the Board on June 4, 2001.
(3)	Elected to the Board on April 16, 2001
(4)	Elected to the Board on October 4, 2001.

Audit Committee

The Audit Committee of the Board (the “Audit Committee”) is responsible for review of the Company’s auditing, accounting, financial reporting and internal control functions and for the selection of the Company’s independent auditors. In addition, the Audit Committee is expected to monitor the quality of the Company’s accounting principles and financial reporting, as well as the independence of, and the non-audit services provided by, the Company’s independent auditors. In discharging its duties, the Audit Committee is expected to:

•	review and approve the scope of the annual audit and the independent auditors’ fees;

•	meet independently with the Company’s independent auditors and senior management;

•	review the general scope of the Company’s accounting, financial reporting, annual audit and internal audit programs, matters relating to internal control systems and results of the annual audit; and

•	review disclosures from the Company’s independent auditors regarding Independence Standards Board Standard No. 1.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee of the Board (the “Compensation Committee”) determines, approves and reports to the Board on all elements of compensation for the Company’s elected officers, including total cash compensation and long-term equity based incentives.

Governance Committee

The Governance Committee of the Board (the “Governance Committee”) is responsible for proposing a slate of directors for appointment by the Company’s shareholders at each annual meeting and candidates to fill any vacancies on the Board and other matters relating to the composition of the Board. It is also responsible for addressing the Board’s internal governance issues and other matters concerning the functioning of the Board. The Company will consider nominees for the Board recommended by security holders only if such nominations are submitted in accordance with the Company’s Bylaws and applicable securities laws.

Executive Committee

The Executive Committee of the Board (the “Executive Committee”) meets or takes written action when the Board is not otherwise meeting or able to obtain a quorum for a meeting of the Board. The Executive Committee has full authority to act on behalf of the Board, except that it cannot take any action which requires the approval of a majority of the members of the Board or take any other action not permitted under Delaware law to be delegated to a committee.

DIRECTOR COMPENSATION ARRANGEMENTS AND STOCK OWNERSHIP GUIDELINES

At each annual meeting of shareholders, non-employee directors are automatically granted an option to purchase 10,000 shares of the Company’s Common Stock. Individuals who become directors at times other than the date of the annual meeting of the shareholders are automatically granted an option for the number of shares of Common Stock equal to 10,000 times a fraction, the numerator of which is the number of days the individual will serve until the next annual meeting and the denominator of which is 365. The option exercise price of these automatic grants is equal to the fair market value on the automatic grant date. Such options are not exercisable for six months and expire at the earlier of (1) termination of the director for cause, (2) one year after death, or (3) ten years from the date of grant. Non-employee directors of the Company also receive an automatic grant each year of shares of the Company’s Common Stock equal in value to $25,000 based on the fair market value of the Common Stock on the date of grant. A non-employee director who serves as the chairperson of the Audit Committee will also receive an additional automatic grant each year of shares of the Company’s Common Stock equal in value to $10,000, based on the fair market value of the Common Stock on the date of the grant. Non-employee directors who serve as the chairperson of the Compensation Committee and the Governance Committee each receive an additional automatic grant each year of shares of the Company’s Common Stock equal in value to $5,000, based on the fair market value of the Common Stock on the date of the grant. Directors who make an effective election may defer receipt of all or a portion of these shares of Common Stock. All directors are also reimbursed for their reasonable out-of-pocket expenses incurred while serving on the Board or any committees. Directors who are employed by the Company do not receive any compensation for their Board activities.

Each of the non-employee directors of the Company was granted, as of the date of the last annual meeting of shareholders, an option to purchase 10,000 shares of Common Stock at $14.78 per share, the fair market value at the time of the grant, and a stock award of 1,692 shares of Common Stock, equal to $25,000 in value based upon a price of $14.78. Upon his election to the Board on June 4, 2001, Mr. McKenna received a grant of 2,010 shares based upon a price of $12.44 per share, the fair market value at the time of the grant, and options to purchase 9,480 shares, constituting the pro rata portion of the year at the time that he joined the Board, at an exercise price of $12.44 per share. In addition, Ms. Woodbury received an award of an additional 677 shares as the chairperson of the Audit Committee and Messrs. Kampouris and Larson each received an additional 339 shares for serving as the chairperson of the Compensation Committee and the Governance Committee, respectively. All of the foregoing stock options and stock awards were made pursuant to the Click Commerce, Inc. Directors’ Stock Option and Stock Award Plan. All of the directors elected to defer receipt of their stock awards in 2001, except for Mr. Shroyer.

All directors except for Messrs. McKenna, Sandner and Conroy served as directors for the entire 2001 fiscal year.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

The Company’s Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires.

The term for four directors will expire at this 2002 annual meeting. Directors elected at the 2002 annual meeting will hold office for a three-year term expiring at the annual meeting in 2005 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). As a result of a change in policy by Accenture LTD (“Accenture”), of which Mr. Hartemayer is a global managing partner, Mr. Hartemayer will not stand for re-election to the Board. All of the nominees are currently directors of the Company and all have consented to serve as directors of the Company if elected. There are no family relationships among the Company’s executive officers and directors.

Class II Directors—Nominees For a Three-Year Term That Will Expire In 2005:

Andrew J. McKenna has served as a director since June 4, 2001. Mr. McKenna is the Chairman and Chief Executive Officer of Schwarz, a printer, converter, producer and distributor of packaging and promotional materials. Mr. McKenna is a director of Aon Corporation, McDonald’s Corporation, Skyline Corporation, and Tribune Company. He is Chairman Emeritus of the Board of Trustees of the University of Notre Dame. Mr. McKenna is also a director of Children’s Memorial Hospital, the Lyric Opera of Chicago and a Trustee and Chairman Emeritus of the Museum of Science and Industry. Mr. McKenna is 72 years old.
Jerry Murdock has served as a director since June 1999. Mr. Murdock is a managing director of Insight Venture Partners and a managing member of Insight Venture Associates III, L.L.C., a private equity investment firm, which he co-founded in 1995 and the general partner of Insight Capital Partners III, L.P. In 1987, Mr. Murdock founded the Aspen Technology Group, a technology consulting firm. From 1989 to 1996, Mr. Murdock, as the managing general partner of the Aspen Technology Group, was retained by Warburg Pincus, a global private equity investment firm. Mr. Murdock is 43 years old.

John F. Sandner has served as a director since April 16, 2001. Since 1998, Mr. Sandner has served as a Special Policy Advisor to the Chicago Mercantile Exchange (“CME”). From 1980 through 1997, Mr. Sandner served as chairman of the board of directors of the CME. Mr. Sandner has been chief executive officer of RBH Financial Services, a clearing firm of the CME, for 15 years. Mr. Sandner is a director of Colleges.com, an Internet-based provider of college and university specific information, financial aid and e-commerce. Mr. Sandner is also a director of the National Futures Association, the World Trade Center of Chicago and the Economic Club of Chicago. Mr. Sandner serves on the President’s Export Council, the premier National Advisor Council advising the President on international trade. Mr. Sandner is a trustee of the University of Notre Dame, Rush-Presbyterian-St. Luke’s Medical Center and the Lyric Opera of Chicago. Mr. Sandner is 60 years old.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOREGOING NOMINEES TO THE BOARD AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

The Company’s directors listed below are not up for election this year and will continue in office for the remainder of their terms or earlier in accordance with the Company’s Bylaws.

Class I Directors—Directors Whose Terms Will Expire In 2004:

Peter N. Larson has served as a director since February 2000 and is currently retired. From 1995 until his retirement in June, 2000, Mr. Larson served as the Chairman and Chief Executive Officer of Brunswick Corporation, a manufacturer of consumer products for active recreation. From 1991 to 1995, Mr. Larson was worldwide chairman of Johnson & Johnson’s Consumer and Personal Care Group and a member of the Johnson & Johnson board of directors and executive committee. Johnson & Johnson manufactures and sells a broad range of products in the health care field. Mr. Larson also serves as a director of CIGNA Corporation, an employee benefits company, and the New York Stock Exchange. Mr. Larson is 61 years old.

Leslie D. Shroyer has served as a director since February 2000 and is currently retired. From October 1997 until his retirement in January 2000, Mr. Shroyer served as Senior Vice President and Chief Information Officer of Motorola, Inc., a provider of integrated communications systems and embedded electronic systems. From 1994 to 1997, Mr. Shroyer served as corporate vice president and general manager of the Wireless Data Systems division and the Internet Software Products division of Motorola, Inc. Mr. Shroyer is also chairman of the board of directors of WarrantyCheck.com, Inc., (“WarrantyCheck”) a provider of XML documentation services, and MediaWorks Technology Corporation, a fabless semiconductor company that produces media processors. Mr. Shroyer is 58 years old.

Edwina D. Woodbury has served as a director since March 2000. Since July 1999, Ms. Woodbury has served as President of The Chapel Hill Press, Inc., a specialty publishing concern. From July 1997 to December 1998, Ms. Woodbury served as executive vice president of Global Business Process Redesign of Avon Products, Inc., the world’s largest direct seller of beauty and related products. In 1993, Ms. Woodbury was named senior vice president and chief financial officer of Avon and in 1996, she assumed additional responsibilities as chief financial and administrative officer. Ms. Woodbury also serves on the board of directors of the Radio Shack Corporation, a retailer of consumer electronics. Ms. Woodbury is 50 years old.

Class III Directors—Directors Whose Terms Will Expire In 2003:

William M. Conroy has served as the Company’s President and Chief Operating Officer since September 30, 2001. From September 2000 through September 2001, Mr. Conroy served as a partner of Insight Venture Partners. From 1997 until September 2000, Mr. Conroy served as Executive Vice President and Chief Operating Officer of TenFold Corporation, a provider of large-scale e-business applications to banking, communications, energy, healthcare, insurance, investment management and other industries. Prior to 1997, Mr. Conroy held various positions with Oracle Corporation, including Group Vice President, and IBM. Mr. Conroy is 42 years old.

Michael W. Ferro, Jr. began to develop the product underlying the Company in 1994, founded the Company in 1996 and has served as Chief Executive Officer and Chairman of the Board of Directors since the Company’s inception. Prior to founding the Company, Mr. Ferro founded Chem-Roof, a provider of chemical treatment to cedar roofs, in 1988. Mr. Ferro also served as President of the Earthwood Care division of Pettibone Corporation, a multinational equipment manufacturer, from 1992 to 1994 after the sale of Chem-Roof to Pettibone in 1992. Mr. Ferro is the founder and a director of WarrantyCheck. Mr. Ferro also serves as a director of Stellent, Inc., a provider of business content management services. Mr. Ferro is 35 years old.

Dr. Michael Hammer has served as a director since February 2000. Dr. Hammer founded Hammer and Company, Inc., a business consulting and education company, in 1982 and currently serves as President. Dr. Hammer was formerly an associate professor in the department of electrical engineering and computer science at the Massachusetts Institute of Technology. Dr. Hammer is 53 years old.

Emmanuel A. Kampouris has served as a director since February 2000 and is currently retired. From 1989 until his retirement in 1999, Mr. Kampouris served as the Chairman, President and Chief Executive Officer of American Standard Companies Inc., a provider of air conditioning, bathroom and kitchen fixtures, automotive braking and control systems and medical diagnostic products. Mr. Kampouris serves on the board of Stanley Works Corporation, a manufacturer of tools and home décor products, SmartDisk Corp., a manufacturer and marketer of advanced consumer electronic products, Horizon Blue Cross and Blue Shield, a provider of healthcare coverage, Alticor Inc, a global direct marketer, the National Endowment for Democracy, the Hudson Institute and the Oxford University Council for the School of Management Studies. Mr. Kampouris is 67 years old.

EXECUTIVE OFFICERS

The following sets forth the name, age and position of each of the Company’s non-director executive officers, as of March 25, 2002.

Stephen J. Cole has served as Senior Vice President of Corporate Strategy since December 2001 and as Vice President of Product Marketing and Strategy since he joined the Company in November 2000. From January 2000 until November 2000, Mr. Cole served as Senior Vice President of Marketing of ClearCross, Inc., a provider of commerce services for international trade. From October 1998 to December 1999, Mr. Cole served as Research Director of Business Applications with Forrester Research. From January 1997 through October 1998, Mr. Cole served as the Vice President of Marketing for i2 Technologies. Mr. Cole is 42 years old.

Rebecca S. Maskey has served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer since March 2000. From September 1999 to March 2000, Ms. Maskey served as the Company’s Chief Financial Officer, Treasurer and Senior Vice President. From 1997 to 1998, Ms. Maskey served as Controller and Treasurer for Cowles Media Company, a publishing and information services company. From 1993 to 1997, Ms. Maskey served as Senior Vice President of Finance for Playboy Enterprises, Inc., an international multimedia company. Ms. Maskey is 53 years old.

Jon O. Niess has served as Senior Vice President of Field Operations since November, 2001. From November 2000 until November 2001, Mr. Niess served as President and Chief Operating Officer of Nistevo Corporation, a provider of web-based collaborative logistics networks. Prior to November 2000, Mr. Niess served as Executive Vice President of Field Operations for Nistevo. From September 1997 through September 1999, Mr. Niess served as Vice President of Sales and Services for Scorecast. From June 1995 until September 1997, Mr. Niess served as Area Vice President for Oracle. Mr. Niess is 44 years old.

Patricia A. Plante has served as Senior Vice President of Research and Development for the Company since March 2002. Prior to March 2002, Ms. Plante served as Senior Vice President of Professional Services. Prior to assuming this role, Ms. Plante served as Senior Vice President of Products and Services and also as Senior Vice President of Research and Development. Prior to joining the Company in 1999, Ms. Plante served as a Director of Systems and Development for Sea-Land Service, Inc., a provider of global shipping, from 1995 to 1999. Ms. Plante is 44 years old.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

The Board, upon the recommendation of the Audit Committee, has appointed KPMG LLP as the Company’s independent auditors to audit its consolidated financial statements for the year ending December 31, 2002, subject to ratification of the appointment by the Company’s shareholders. During the 2001 fiscal year, KPMG LLP served as the Company’s independent auditors and also provided certain tax and other audit related services. The Company has been advised by KPMG LLP that neither it nor any of its members has any direct or indirect financial interest in the Company.

Although the Company is not required to seek shareholder approval of this appointment, the Board believes it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and the Board will reconsider the appointment. Representatives of KPMG LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 25, 2002, concerning:

•
beneficial ownership of the Company’s Common Stock by Michael W. Ferro, Jr., Jerry Murdock and entities affiliated with Insight Capital Partners, Compaq Computer Corporation and Capital Group International, Inc. and its subsidiaries, the only beneficial owners of 5% or more of the Company’s Common Stock;

•	beneficial ownership of the Company’s Common Stock by all directors and executive officers named in the Summary Compensation Table herein (“Named Executive Officers”); and

•	beneficial ownership of the Company’s Common Stock by all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or Named Executive Officer is determined under the rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the right to acquire as of May 24, 2002, 60 days after the record date of March 25, 2002, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, or dependent children within his or her household with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all executive officers and directors is c/o Click Commerce, Inc., 200 East Randolph Drive, Suite 4900, Chicago, Illinois 60601.

BENEFICIAL OWNERSHIP TABLE

Name of Beneficial Owner	Shares of Common Stock	Shares Upon Exercise of Stock Options or Warrants	Awards of Deferred Common Stock	Total	Percent of Class
William M. Conroy	2,000	376,678	—	376,678	*
Michael W. Ferro, Jr.	14,294,321	—	—	14,294,321	35.5%
Dr. Michael Hammer(1)	197,476	20,000	4,192	221,668	*
Gregg G. Hartemayer(2)	820,226	265,469	4,192	1,089,887	2.7%
Emmanuel A. Kampouris(3)	174,429	20,000	4,531	198,960	*
Peter N. Larson(4)	88,000	20,000	5,031	113,031	*
Andrew J. McKenna	2,000	9,480	2,010	13,490	*
Rebecca S. Maskey	86,956	93,044	—	180,000	*
Jerry Murdock(5)	7,252,835	20,000	4,192	7,277,027	18.1%
Entities affiliated with Insight Capital Partners
527 Madison Ave., 10th Floor
New York, New York 10022
Patricia A. Plante	—	37,500	—	37,500	*
John F. Sandner	9,000	10,850	1,692	21,542	*
Leslie D. Shroyer	47,287	30,000	—	77,287	*
Edwina D. Woodbury	2,500	20,000	5,869	28,369	*
Capital Group International, Inc.(6)	4,793,400	—	—	4,793,400	11.9%
11100 Santa Monica Blvd.
Suite 1500
Los Angeles, CA 90025
Compaq Computer Corporation(7)	2,503,828	—	—	2,503,828	6.2%
40 Old Bolton Road
Stow, Massachusetts 01775
All directors and executive officers as a group (15 persons)	22,977,030	941,771	31,709	23,950,510	58.0%

*Less than one percent
(1)
Includes the following shares held by the children of Dr. Michael Hammer: 500 shares held by Allison Hammer; 500 shares held by Dana Hammer; 500 shares held by David Hammer; and 500 shares held by Jessica Hammer.

(2)
Includes 818,226 shares held by AC Ventures B.V., an affiliate of Accenture. Also includes a warrant to purchase 245,466 shares exercisable within 60 days of April 2, 2002, representing 30% of the shares underlying a warrant for 818,226 granted to Accenture and options and stock awards granted to Mr. Hartemayer for his service on the Board of Directors which have been assigned to Accenture. Mr. Hartemayer, a director of the Company, is a global managing partner of Accenture. Mr. Hartemayer disclaims beneficial ownership of the shares or warrant held by Accenture, except to the extent of his pecuniary interests therein arising from his interests in Accenture.

(3)
Includes 146,000 shares held by a charitable organization with respect to which Mr. Kampouris holds voting and investment power over such shares, but no pecuniary interest, and 15,000 shares held by the Kampouris Family Grantor Retained Annuity Trust (“GRAT”). Mr. Kampouris disclaims beneficial ownership of the shares held by the charitable organization and the GRAT.

(4)	Mr. Larson’s shares do not include shares held by his wife with respect to which Mr. Larson disclaims beneficial ownership and any pecuniary interest.

(5)
Includes 4,491,827 shares held by Insight Capital Partners III L.P., 1,004,820 shares held by Insight Capital Partners III—Coinvestors, L.P., and 1,530,269 shares held by Insight Capital Partners (Cayman) III, L.P. Insight Venture Associates III, L.L.C. is the general partner of each of Insight Capital Partners III, L.P., Insight Capital Partners III—Coinvestors, L.P., Insight Capital Partners (Cayman) III, L.P Mr. Murdock, a director of the Company, is a partner of Insight Venture Associates III, L.L.C. Mr. Murdock disclaims beneficial ownership of the shares held by Insight Capital Partners III, L.P., Insight Capital Partners III—Coinvestors, L.P., and Insight Capital Partners (Cayman) III, L.P., except to the extent of his pecuniary interests therein arising from his membership interest in Insight Venture Associates III, L.L.C.

(6)
As of December 31, 2001, according to a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2002, by Capital Group International, Inc. (“CGI”), the Common Stock reported herein is beneficially owned by CGI and its subsidiary, Capital Guardian Trust Company (the “Trust”). CGI has sole voting power over 4,004,500 shares of Common Stock and sole dispositive power over 4,793,400 shares of Common Stock. Its subsidiary, the Trust, has sole voting power over 3,989,400 shares of Common Stock and sole dispositive power over 4,778,300 shares of Common Stock. CGI and Trust disclaim beneficial ownership of the shares of the Company’s Common Stock reported herein.

(7)
As of January 29, 2002, according to a Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2002, the shares beneficially owned by Compaq Computer Corporation are held of record by CPQ Holdings, Inc., a wholly-owned subsidiary of Compaq Computer Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the SEC reports regarding their ownership and changes in ownership of the Company’s Common Stock. During the 2001 fiscal year, Patricia A. Plante, an executive officer of the Company, did not comply with all Section 16(a) filing requirements in a timely manner with respect to the filing of a Form 4 in connection with the sale of shares of the Company’s Common Stock.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information with respect to services rendered to the Company by its Chief Executive Officer and its four other executive officers whose combined salary and bonus exceeded $100,000 in the fiscal year ended December 31, 2001 (collectively, the “Named Executive Officers”). All information set forth in this table reflects compensation earned by these individuals for services with the Company for the fiscal years ended December 31, 2001, 2000 and 1999.

Summary Compensation Table

	Annual Compensation					Long Term Compensation
Name	Year		Salary($)		Bonus	Securities Underlying Options	All Other Compensation
Michael W. Ferro, Jr.	2001		$6,592	(1)	$—	—	$34,915	(2)
Chairman of the Board	2000		192,308		119,032	—	44,666	(2)
and Chief Executive Officer	1999		201,923		131,233	—	—

Robert J. Markese	2001	(3)	$192,308		$—	—	$81,730	(4)
Former President	2000		250,000		175,000	—	—
	1999	(3)	144,231		—	1,140,000	—

Randy A. Gray	2001	(3)	$192,308		$—	250,000	$100,462	(2)(4)
Former Chief Operating Officer and	2000	(3)	195,192		250,000	400,000	31,153	(2)
Managing Director

Patricia A. Plante	2001		$200,000		$25,000	15,000	$15,283	(5)
Senior Vice President—Professional	2000		194,615		70,000	25,000	—
Services	1999	(3)	30,000		20,000	100,000	10,000

Rebecca S. Maskey	2001		$170,000		$—	100,000	$—
Executive Vice President,	2000		170,000		42,000	—	—
Chief Financial Officer and Treasurer	1999	(3)	49,583		14,000	360,000	—

(1)	Includes minimum payments made in order for Mr. Ferro to maintain his benefits eligibility.
(2)	Includes cost of car and parking allowance and other personal living allowances reimbursed by the Company.
(3)	Partial year of employment.
(4)	Includes payments under severance arrangement.
(5)	Includes commissions earned.

Option Grants In Last Fiscal Year

The following table sets forth all grants of options to acquire shares of the Company’s Common Stock granted to the Named Executive Officers for the fiscal year ended December 31, 2001.

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%	10%
Michael W. Ferro, Jr.	—	—	$—	—	$—	$—
Robert J. Markese	—	—	—	—	—	—
Randy A. Gray	250,000	7%	1.75	9/30/02	21,875	43,750
Patricia A. Plante	15,000	1%	6.04	8/3/11	56,978	144,393
Rebecca S. Maskey	100,000	3%	6.04	8/3/11	379,852	962,620

(1)	Options granted to Mr. Gray were immediately exerciseable and the options granted to Ms. Maskey and Ms. Plante vest proportionately on an annual basis over a period of four years.
(2)	Based on an aggregate of 3,494,871 options granted to employees in fiscal year.
(3)
Potential realizable values are net of exercise price before taxes, and are based on the assumption that the Company’s Common Stock appreciates at the annual rate shown compounded annually from the date of grant until the expiration of the ten-year term. These amounts are calculated based on SEC requirements and do not reflect the Company’s projections or estimates of future stock price growth.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table sets forth the aggregate options granted to the Named Executive Officers to purchase the Company’s Common Stock in the fiscal year ended December 31, 2001.

			Number of Securities Underlying Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001(1)
	Shares Acquired on Exercise	Value Realized
Name			Vested	Unvested	Vested	Unvested
Michael W. Ferro, Jr.	—	$—	—	—	$—	$—
Robert J. Markese	760,000	1,318,809	—	—	—	—
Randy A. Gray	—	—	660,000	—	341,000	—
Patricia A. Plante	25,000	743,250	31,250	83,750	47,250	94,500
Rebecca S. Maskey	86,856	299,129	93,044	280,000	175,853	340,200

(1)	Values have been calculated using the closing price of the Company’s Common Stock on December 31, 2001, which was $3.16, as reported on the Nasdaq National Market.

EMPLOYMENT ARRANGEMENTS

Michael W. Ferro, Jr. The Company is a party to an amended and restated employment agreement with Michael W. Ferro, Jr., dated July 9, 1999. The initial term of the agreement is until December 31, 2002 and will automatically be extended for successive one-year terms, unless Mr. Ferro or the Company provides at least thirty days prior notice of termination. Under the agreement, the Company is obligated to pay Mr. Ferro an annual salary of $250,000 plus annual discretionary bonuses. Notwithstanding his employment agreement, Mr. Ferro voluntarily elected to forego his entitled annual salary in 2001. In order to maintain his benefits eligibility, Mr. Ferro did receive a de minimus salary in 2001. In the event Mr. Ferro’s employment is terminated without cause, he would continue to receive his salary and employee benefits for twenty-four months after termination, and he would receive the earned portion of any discretionary bonuses. Mr. Ferro has agreed to assign to the Company all inventions currently used by the Company and related to its business as currently conducted in the manner now used and all inventions conceived by Mr. Ferro during the term of this agreement to the extent that such inventions are related to the Company’s business. Mr. Ferro has agreed not to compete with the Company for a period of twenty-four months following the cessation of his employment.

William M. Conroy. The Company is a party to an employment agreement with William M. Conroy, dated September 30, 2001. The initial term of the agreement is until December 31, 2003. Under the agreement, the Company was obligated to pay Mr. Conroy a salary of $100,000 for the remainder of 2001 and an annual salary of $250,000 thereafter plus annual discretionary bonuses equal to up to 100% of his annual salary based upon achievement of certain financial and organizational objectives. Mr. Conroy also has been granted options to purchase 1,050,000 shares of Common Stock at an exercise price of $1.75 per share. Of the options to purchase 1,050,000 shares, options to purchase 50,000 shares vested immediately, options to purchase 41,682 shares vested as of October 31, 2001 and options to purchase 41,666 shares have vested and continue to vest on a monthly basis on the last day of each month through and including September 31, 2003. In the event Mr. Conroy’s employment is terminated without cause, he would continue to receive his salary and employee benefits for twelve months after termination, and he would receive the earned portion of any discretionary bonuses. Mr. Conroy has agreed not to compete with the Company for a period of twenty-four months following the cessation of his employment.

Rebecca S. Maskey. Under the terms of a letter agreement between the Company and Rebecca S. Maskey, dated September 15, 1999, Ms. Maskey was employed at an annual salary of $170,000 plus an annual bonus equal to 25% of her annual salary. Ms. Maskey’s bonus was subsequently increased to 50% of her annual salary and is based upon achievement of certain financial and organization objectives. Ms. Maskey was granted an option to purchase 360,000 shares of the Company’s Common Stock (as adjusted for stock-splits) at an exercise price of $1.15 per share, vesting ratably over four years. In the event Ms. Maskey’s employment is terminated without cause, she will receive a one-time severance payment equal to twelve months of her then current annual salary.

Jon O. Niess. Under the terms of a letter agreement between the Company and Jon O. Niess, dated October 24, 2001, Mr. Niess was employed at an annual salary of $225,000 plus an annual bonus equal to up to $175,000, based upon achievement of certain financial and organizational objectives. Mr. Niess was granted an option to purchase 400,000 shares of the Company’s Common Stock at an exercise price of $2.48 per share, vesting ratably over three years. In the event Mr. Niess’ employment is terminated without cause, he will receive severance payments equal to ninety days of his then current annual salary.

In the event of a “change in control” of the Company, all options held by Mr. Conroy, Mr. Niess and Ms. Maskey will vest immediately.

Randy A. Gray. Under the terms of a release and severance agreement, in connection with his termination of employment, Mr. Gray received continuation of salary and benefits through February 28, 2003 and acceleration of the vesting of options granted under his employment agreement, each as provided under his employment agreement, unpaid vacation and an extension of the exercise period of options for a period of one year following his termination of employment with respect to options that he held where the exercise price as of the date of termination was greater than the fair market value of the underlying common stock.

Robert J. Markese. Under the terms of a release and severance agreement, in connection with his termination of employment, Mr. Markese received continuation of salary through September 30, 2002, continuation of benefits through December 31, 2002, and acceleration of the vesting of options to purchase an additional 380,000 shares granted under his employment agreement, each as provided under his employment agreement, unpaid vacation and an extension of the exercise period of options for a period of ninety days following his termination of employment. The Company also agreed to a modification of the scope and a reduction of the term of Mr. Markese’s covenant not to compete with the Company to 18 months following termination of employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is administered by the Compensation Committee. The Compensation Committee currently consists of Emmanual Kampouris (Chairperson), Leslie Shroyer and Peter Larson, none of whom are employees of the Company. The Compensation Committee is responsible for approving and reporting to the Board on all elements of compensation for the elected corporate officers and for administering the Company’s stock option plans. The Compensation Committee has furnished the following report on executive compensation for fiscal year 2001.

General Compensation Philosophy

The goal of the executive compensation program is to provide a total compensation package composed of (i) base salary; (ii) annual incentives; (iii) equity incentives; and (iv) benefits. The total package is designed to attract and retain officers, motivate them to contribute to the Company’s success and reward them for their performance. The compensation program is also intended to link a portion of each executive officer’s compensation to the performance of both the Company and the individual executive officer. The Compensation Committee will apply these principles to determine annual compensation for the executive officers of the Company, but will not assign any specific weighting or apply any formula to these factors.

Base Salary

Base salary levels for several of the executive officers were established prior to the formation of the Compensation Committee. In determining future base salaries and for new executive officers, both quantitative and qualitative factors relating to corporate and individual performance have and will be examined. In many instances, qualitative factors will involve a subjective assessment by the Compensation Committee. The Compensation Committee will consider a mix of factors and evaluate individual performance against that mix in both absolute terms and in relation to that of the executives’ peers.

Annual Incentives

The Company maintains an annual cash incentive bonus program to reward executive officers and other key employees for attaining performance goals. These goals are based primarily on company-wide performance targets, but weight may also given to individual performance, especially for senior management.

Equity Incentives

In 2001, the Company granted options to purchase Common Stock, which in the aggregate represented rights to purchase 1,415,000 shares of the Company’s Common Stock under the Company’s stock option plans to executive officers. The Company determines the number of options granted to executive officers by evaluating each officer’s job responsibilities, past performance, expected future contributions, existing stock and unvested option holdings and potential reward to the executive officer if the stock price appreciates in the public market. Option grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. The Company believes that these stock option grants will more closely align the long-term interests of senior management with those of the Company’s shareholders and assist in retention of key executives.

Benefits

In 2001, the Company offered benefits to its executive officers that were substantially similar to those offered to all of the employees of the Company. These benefits included a 401(k) plan; medical and dental insurance; and life and disability insurance.

Compensation for the Chief Executive Officer

In 2001, Michael W. Ferro, Jr. served as the Company’s Chief Executive Officer. Under his employment agreement, Mr. Ferro was entitled to receive a salary of $250,000 for fiscal year 2001. However, recognizing the competitive marketplace that the Company operated in, he voluntarily elected to forego his entire base salary and bonus for 2001. In order to maintain his benefits eligibility, Mr. Ferro was paid a de minimus salary in 2001. No options were granted to Mr. Ferro in 2001. Mr. Ferro’s compensation, as provided in his employment agreement, was established prior to the formation of the Compensation Committee. Pursuant to his employment agreement, Mr. Ferro is eligible to earn an annual cash bonus equal to 50% of his annual salary. Mr. Ferro’s annual bonus is based upon the achievement of financial goals and specified organizational and personal management objectives.

Submitted by the Compensation Committee
of the Board of Directors

Emmanuel A. Kampouris (Chairperson)
Peter N. Larson
Leslie D. Shroyer

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth in the preceding section. There are no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries during the 2001 fiscal year or formerly officers of the Company or any of its subsidiaries.

The Company paid $656,803 to WarrantyCheck in 2001 for XML documentation services provided to the Company on a sub-contract basis. Leslie Shroyer is the chairman of the board of WarrantyCheck and Michael W. Ferro, Jr. is the founder, a director and majority stockholder of WarrantyCheck.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed such statements with management and with KPMG LLP, the Company’s independent auditors during the 2001 fiscal year. The Audit Committee has discussed with KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU §380).

The Audit Committee received from KPMG LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with KPMG LLP that firm’s independence. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and be filed with the Securities and Exchange Commission.

Each of the Audit Committee members was an “independent” director within the meaning of “independent,” as defined by the Nasdaq Stock Market. The Board adopted an amended and restated written charter for the Audit Committee on April 2, 2001. The Audit Committee met seven times during the 2001 fiscal year.

Submitted by the Audit Committee
of the Board of Directors

Edwina D. Woodbury (Chairperson)
Emmanuel A. Kampouris
John F. Sandner
Andrew J. McKenna

Audit Fees

The aggregate fees billed (or expected to be billed) for professional services rendered by KPMG LLP for the audit of the Company’s financial statements for the 2001 fiscal year and the reviews by KPMG LLP of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal year 2001 were $150,000.

All Other Fees

KPMG LLP did not provide the Company with any financial information systems design and implementation services in fiscal year 2001. The aggregate amount of tax and other audit related fees billed (or expected to be billed) for services rendered by KPMG LLP to the Company and not otherwise described under Audit Fees for fiscal year 2001 were $44,098.

The Audit Committee has determined that the independent auditors’ provision of the non-audit services described above is compatible with maintaining the independent auditors’ independence.

RELATED PARTY TRANSACTIONS

Transactions With Executive Officers, Directors and Significant Shareholders

In April 2000, the Company entered into a transaction with Andersen Consulting, LLP, now known as Accenture, which provided for joint marketing and promotion of the Company’s products and integration services and Accenture’s services. To incentivize Accenture, the Company issued Accenture a warrant to purchase up to 818,226 shares of the Company’s Common Stock at an exercise price of $12.22 per share. As of December 31, 2001, warrants to purchase 245,466 shares of Common Stock had vested based upon the revenue earned by the Company and attributable to Accenture. In addition, during fiscal year 2001, the Company made payments of $1,790,908 in the aggregate for consulting and other services to Accenture.

Michael W. Ferro, Jr. is also the founder and majority stockholder of WarrantyCheck. During 2001, the Company paid WarrantyCheck approximately $50,000 for certain computers and equipment and approximately $656,803 for sub-contracted services.

The Company co-sponsored several seminars with Hammer and Company, Inc. and has paid Hammer and Company an aggregate of $229,000 in fiscal year 2001 for sponsorship of seminars and attendees at such seminars. Dr. Michael Hammer, a director of the Company, is the President and Founder of Hammer and Company.

On May 4, 2001, the Company entered into an agreement with Compaq Computer Corporation (“Compaq”), a holder of more than 5% of the Company’s outstanding shares, providing for an early partial release of the market stand off agreement entered into with the Company covering the common stock held by CPQ Holdings, Inc., a wholly-owned subsidiary of Compaq, with respect to the sale of up to 685,000, or approximately 16%, of the 4.3 million shares of Common Stock then held by Compaq, in consideration for Compaq’s entering into a Software License Purchase Agreement under which Compaq made payments totaling $1.75 million to the Company.

The Company entered into a software reseller agreement with Enigma Information Retrieval Systems, Inc. (“Enigma”) in the fourth quarter of 2001, pursuant to which Enigma agreed to purchase licenses from the Company in the aggregate amount of $500,000. Jerry Murdock, a director of the Company, is a partner in Insight Venture Associates IV, L.L.C., which is the general partner of Insight Capital Partners IV and certain affiliated entities, which beneficially own, in the aggregate, approximately 11% of the capital stock of Enigma. In addition, Mr. Conroy, who serves as director, President and Chief Operating Officer of the Company, holds options to acquire shares of Enigma.

STOCK PRICE PERFORMANCE GRAPH

The graph below shows the cumulative total shareholder return assuming an investment of $100 (and the reinvestment of any dividends, if any, thereafter) beginning on June 27, 2000, the first trading day of the Company’s Common Stock and ending on December 31, 2001, the last trading day of the 2001 fiscal year, in each of the Company’s Common Stock, the Nasdaq Composite Index and the Standard and Poor’s (“S&P”) Computer Software and Services Index. The Company’s Common Stock price performance shown in the following graph is not indicative of future stock price performance.

The actual returns shown on the graph above are as follows:

	Initial Investment on June 27, 2000	Value of Investment on December 31, 2000	Value of Investment on December 31, 2001
Click Commerce, Inc.	$100.00	$118.44	$31.60
Nasdaq Composite Index	100.00	64.02	50.54
S&P Computer Software and Services Index	100.00	61.03	61.41

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, is available without charge to each shareholder, on such shareholder’s written request to Investor Relations at the Company’s address indicated on the Notice of Annual Meeting of Shareholders on the first page of this Proxy Statement.

Shareholder Proposals

Shareholders may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals. In order for a shareholder proposal or director nomination to be considered for inclusion in the Company’s proxy statement and form of proxy for next year’s annual meeting, the written proposal must be received by the Company no later than December 9, 2002, which is 120 days prior to the anniversary of the mailing date of this year’s proxy statement. Such proposals or director nominations will need to comply with the Securities and Exchange Commission’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials, must meet all other information and notice requirements contained in the Company’s Bylaws and include any other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended for director nominations.

Copy Of Bylaw Provisions. Shareholders may contact Rebecca S. Maskey, Executive Vice President, Chief Financial Officer and Treasurer at the Company’s corporate headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

By	order of the Board of Directors

Da	vid S. Stone
Secretary

Date: April 9, 2002

000000 0000000000 0 0000
Click Commerce, Inc. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext Holder Account Number C 1234567890 J N T
Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example.	A B C 1 2 3 X	☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A    Election of Directors
1.    The Board of Directors recommends a vote FOR the listed nominees.

01-Jerry Murdock 02-John F. Sandner 03-Andrew J. McKenna	For Withhold ☐ ☐ ☐ ☐ ☐ ☐
B    Issues
The Board of Directors recommends a vote FOR the following resolutions.

2.    To ratify the appointment of KPMG LLP as the Company’s independent auditors.

3.    Any other matter which may properly come before the Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.
For Against Abstain ☐ ☐ ☐ ☐ ☐ ☐	MARK THIS BOX WITH AN X IF YOU PLAN ☐ TO ATTEND THE MEETING.

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Note: Please sign as name appears hereon. Joint owners should both sign. When signing as attorney, executor, administrator, guardian or officer, please give full title under signature. If this proxy is being submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Signature 1                                         Signature 2                                    Date (dd/mm/yyyy)

Proxy - Click Commerce, Inc.

200 East Randolph Drive, Suite 4900, Chicago, Illinois 60601
Proxy for Annual Meeting of Shareholders Solicited on Behalf of the Board of Directors

The undersigned shareholder of Click Commerce, Inc., a Delaware corporation (the “Company”), hereby appoints MICHAEL W. FERRO, JR. and REBECCA S. MASKEY, or either of them, with full power of substitution in each of them, to attend the 2002 Annual Meeting of Shareholders of the Company (the “Meeting”) to be held on May 9, 2002, at 9:00 A.M., Central Daylight Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director as described in the Proxy Statement, “for” the ratification of the appointment of KPMG LLP as the Company’s independent auditors and in the discretion of the proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)